Exhibit 5.1

150 EAST 42nd STREET NEW YORK, NEW YORK 10017 TELEPHONE: (212) 370-1300 FACSIMILE: (212) 370-7889 www.egsllp.com
July 8, 2011
57th Street General Acquisition Corp.
110 West 40th Street, Suite 2100
New York, New York 10018
Ladies and Gentlemen:
     We have acted as counsel to 57th Street General Acquisition Corp., a Delaware corporation (the “Company”), in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration by the Company of (i) 5,456,300 shares of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), which are issuable upon the exercise of warrants issued in the Company’s initial public offering (the “Warrant Shares”) and (ii) 641,394 shares of Common Stock (the “Selling Stockholder Shares”) to be offered and sold by the selling stockholders identified in the Registration Statement (“Selling Stockholders”)
     In connection with this opinion, we have examined and relied upon: (i) the Registration Statement and the prospectus contained therein; (ii) the Company’s Second Amended and Restated Certificate of Incorporation and Bylaws, as amended to date; (iii) resolutions of the Company’s Board of Directors authorizing the issuance of the Securities subject to the Registration Statement, together with certain related matters; and (iv) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion. In all such examinations, we have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. We have, among other things, relied upon certificates of public officials and, as to various factual matters, certificates of officers of the Company.
     Based upon the foregoing, we are of the opinion that the Warrant Shares have been duly authorized and, upon issuance in accordance with the terms of the warrants and any applicable agreements including receipt of the consideration contemplated thereby, will be validly issued, fully paid and nonassessable and that the Selling Stockholder Shares are validly issued, fully paid and are nonassessable.
     The opinions set forth in this letter are limited solely to the federal laws of the United States of America and the Delaware General Corporation Law, and we express no opinion as to the laws of any other jurisdiction.
     We consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to our firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving our consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
Sincerely,
/s/Ellenoff Grossman & Schole LLP
Ellenoff Grossman & Schole LLP